Exhibit 99.1

News Release


Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------
                                                     For Release:  Immediately
                                                     Date: February 6, 2006
                                                     Contact: Mr. Clemente Teng
                                                     (818) 244-8080

PUBLIC STORAGE, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

GLENDALE, California -Public Storage, Inc. (NYSE and PCX:PSA) announced today operating results for the quarter and year ended December 31, 2005.

OPERATING RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2005:
----------------------------------------------------------

Net income for the three months ended December 31, 2005 was $123,372,000 compared to $107,271,000 for the same period in 2004, representing an increase of $16,101,000, or 15%. This increase is primarily due to improved operations from our Same Store, newly developed and acquired self-storage facilities, a gain on the disposition of real estate assets, reduced minority interest in income and higher interest income. These items were partially offset by increases in general and administrative expense, depreciation and interest expense along with a decrease from equity in earnings of real estate entities.

Net operating income (before depreciation) for our Same Store facilities increased by 9.4% as a result of a 5.0% improvement in revenues combined with a 3.4% reduction in cost of operations. Equity in earnings of real estate entities was lower in the fourth quarter of 2005 as compared to the same period in 2004 primarily due to a gain recorded in 2004 as a result of the sale of real estate recorded by one of the entities in which we have an interest. General and administrative expense increased due to higher stock option and legal expenses in 2005 combined with an adjustment to a legal accrual that reduced general and administrative expense in the fourth quarter of 2004.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity stock shareholders) was $65,651,000 or $0.51 per common share on a diluted basis for the three months ended December 31, 2005 compared to $59,335,000 or $0.46 per common share on a diluted basis for the same period in 2004, representing an increase of $0.05 per common share, or 11%. The increases in net income allocable to our common shareholders and net income per common share on a diluted basis are due primarily to the impact of the factors described above with respect to the increase in net income partially offset by increased income allocated to our preferred shareholders, due to the factors described below. Weighted average diluted shares decreased to 128,743,000 for the three months ended December 31, 2005 from 129,088,000 for the three months ended December 31, 2004.

For the three months ended December 31, 2005 and 2004, we allocated $46,731,000 and $40,632,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly preferred securities issued. For the three months ended December 31, 2005 and 2004, we also recorded an additional allocation of net income to our preferred shareholders and a corresponding reduction of net income allocation to our common shareholders of $5,634,000 (or $0.04 per common share) and $1,929,000 (or $0.01 per common share), respectively, pursuant to Emerging Issues Task Force ("EITF") Topic D-42 in connection with the redemption of preferred securities.

OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2005:
-------------------------------------------------------

Net income for the year ended December 31, 2005 was $456,393,000 compared to $366,213,000 for the same period in 2004, representing an increase of $90,180,000, or 25%. This increase is primarily due to improved operations from our Same Store, newly developed and acquired self-storage facilities, reduced minority interest in income, increased gains on the disposition of real estate assets and higher interest income. These items were partially offset by increases in depreciation, general and administrative expense, and interest expense.

Net operating income (before depreciation) for our Same Store facilities increased by 7.2% as a result of a 4.9% improvement in revenues offset partially by a 0.5% increase in cost of operations. Minority interest in income declined primarily due to a reduction in redemption and restructuring costs associated with preferred partnership units in 2004 combined with the redemption of preferred partnership units during 2005. General and administrative expense increased due to higher stock option and legal expenses in 2005 combined with an adjustment to a legal accrual that reduced general and administrative expense in 2004. Interest expense increased primarily as a result of increased debt levels.

We allocated income to minority interests pursuant to EITF Topic D-42 totaling $874,000 and $2,063,000 for the year ended December 31, 2005 and 2004, respectively. In addition, during the year ended December 31, 2004, we allocated $8.0 million to preferred minority interests as a result of a special distribution associated with a restructuring.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity stock shareholders) was $254,395,000 or $1.97 per common share on a diluted basis for the year ended December 31, 2005 compared to $178,063,000 or $1.38 per common share on a diluted basis for the same period in 2004, representing an increase of $0.59 per common share, or 43%. The increases in net income allocable to common shareholders and net income per common diluted share are due primarily to the impact of the factors described above with respect to the increase in net income, partially offset by an increase in net income allocated to our preferred shareholders. Weighted average diluted shares increased to 128,819,000 for the year ended December 31, 2005 from 128,681,000 for the year ended December 31, 2004.

For the year ended December 31, 2005 and 2004, we allocated $173,017,000 and $157,925,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities at higher dividend rates than the newly preferred securities issued. We also recorded allocations of income to our preferred shareholders with respect to the application of EITF Topic D-42 totaling $7,538,000 (or $0.06 per common share) and $8,724,000 (or $0.07 per common share) for the year ended December 31, 2005 and 2004, respectively.

FUNDS FROM OPERATIONS:
----------------------

For the three months ended December 31, 2005, funds from operations ("FFO") increased to $0.96 per common share on a diluted basis as compared to $0.82 for the same period in 2004, representing an increase of $0.14 per common share, or 17.1%. For the year ended December 31, 2005, FFO increased to $3.61 per common share on a diluted basis as compared to $2.93 for the same period in 2004, representing an increase of $0.68 per common share, or 23.2%.

Comparisons of FFO per common share for the three and twelve months ended December 31, 2005 and 2004 have been impacted as a result of (i) the application of EITF Topic D-42 in connection with the redemption of preferred securities, including amounts in equity in earnings of real estate entities, (ii) a payment of a special distribution to certain preferred unitholders in connection with the restructure of the securities in the first quarter of 2004, (iii) an approximately $1,250,000 reduction to a legal accrual in the fourth quarter of 2004 as a result of resolution of a legal matter, (iv) the impact of an approximately $1,143,000 gain on the sale, in the first quarter of 2005, of non-real estate assets previously used by our containerized storage business and
(v) losses incurred in our tenant reinsurance business, as well as property casualty losses, caused by hurricanes.

The following table provides a summary of the impact of these items that have occurred during the three months and year ended December 31, 2005 and 2004:

                                             Three Months Ended December 31,            Year Ended December 31,
                                             ----------------------------------    ----------------------------------
                                                                     Percentage                            Percentage
                                                2005        2004       Change        2005        2004        Change
                                             ----------- ---------   ----------    ---------  -----------  ----------

FFO per common share, as reported.......      $   0.96    $ 0.82         17%       $  3.61     $  2.93        23%

Aggregate impact from the application
    of EITF Topic D-42 in connection
    with the redemption of preferred              0.04      0.01                      0.07        0.10
    securities..........................

    Special distribution paid to
    preferred unitholders in connection
    with restructuring the terms of the              -         -                         -        0.06
    units...............................

Reduction to legal accruals as the
    result of resolution of a legal                  -     (0.01)                        -       (0.01)
    matter..............................

Gain on the sale of non-real estate
    assets previously used by our
    containerized storage business......             -         -                     (0.01)          -

Tenant insurance claims expense and
    casualty losses from hurricanes.....          0.02         -                      0.02        0.02
                                             ----------- ---------   ----------    ---------  -----------  ----------
FFO per common share prior to the
    impact of the above items...........      $   1.02    $ 0.82         24%       $  3.69     $  3.10        19%
                                             =========== =========   ==========    =========  ===========  ==========

FFO is a term defined by the National Association of Real Estate Investment Trusts. FFO is a supplemental non-GAAP financial disclosure and it is generally defined as net income before depreciation and does not include gains or losses on the disposition of real estate assets. FFO computations do not consider our scheduled principal payments on debt, capital improvements, distributions, or other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of performance of a REIT. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

PROPERTY OPERATIONS:
--------------------

We derive substantially all of our revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of our overall self-storage portfolio, we analyze the operating performance of our stabilized self-storage facilities.

At December 31, 2005, our "Same Store" portfolio consists of 1,260 facilities, which represents the facilities that we have consolidated in our financial statements and have been operating on a stabilized basis throughout 2003, 2004, and 2005.

The following table summarizes the pre-depreciation historical operating results of the Same Store facilities:

SELECTED OPERATING DATA FOR THE SAME STORE
------------------------------------------
FACILITIES (1,260 FACILITIES):
------------------------------

                                                     Three Months Ended December 31,               Year Ended December 31,
                                                ----------------------------------------    ----------------------------------------
                                                                              Percentage                                 Percentage
                                                    2005           2004         Change         2005           2004         Change
                                                -----------     -----------   ----------    -----------    -----------   -----------
                                                            (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income, net of discounts............ $  197,071      $ 188,166        4.7%       $  775,012      $ 740,619        4.6%
    Late charges and administrative fees
    collected..........................              9,217          8,254       11.7%           36,028         32,566       10.6%
                                                -----------     -----------   ----------    -----------    -----------   -----------
    Total revenues (a).........................    206,288        196,420        5.0%          811,040        773,185        4.9%

Cost of operations:
    Payroll expense............................     20,070         22,285       (9.9)%          81,981         83,434       (1.7)%
    Property taxes ............................     16,731         16,658        0.4%           73,547         71,393        3.0%
    Advertising and promotion..................      5,778          6,620      (12.7)%          23,518         22,022        6.8%
    Repairs and maintenance....................      6,756          6,787       (0.5)%          25,840         25,821        0.1%
    Utilities..................................      4,141          3,668       12.9%           16,972         15,798        7.4%
    Property insurance.........................      1,922          2,037       (5.6)%           8,067          8,960      (10.0)%
    Telephone reservation center...............      1,908          2,232      (14.5)%           7,884         10,599      (25.6)%
    Other costs of management..................      7,735          7,058        9.6%           30,160         28,517        5.8%
                                                -----------     -----------   ----------    -----------    -----------   -----------
  Total cost of operations (a).................     65,041         67,345       (3.4)%         267,969        266,544        0.5%
                                                -----------     -----------   ----------    -----------    -----------   -----------
Net operating income (before depreciation) .... $  141,247      $ 129,075        9.4%       $  543,071      $ 506,641        7.2%
                                                ===========     ===========   ==========    ===========    ===========   ===========
Gross margin...................................      68.5%          65.7%        4.3%            67.0%          65.5%        2.3%
Weighted average for the period:
  Square foot occupancy (b)....................      90.5%          90.8%       (0.3)%           91.0%          91.0%        0.0%
  Realized annual rent per occupied square
  foot (c)..................................... $    11.88      $   11.31        5.0%       $    11.62      $   11.10        4.7%
  REVPAF (d)................................... $    10.75      $   10.27        4.7%       $    10.57      $   10.10        4.7%

Weighted average at December 31:
  Square foot occupancy........................                                                  89.8%          90.1%       (0.3)%
  In place annual rent per occupied square
  foot (e).....................................                                             $    12.84      $   12.21        5.2%
Total net rentable square feet (in thousands)..                                                 73,311         73,311          -


a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Square foot occupancies represent weighted average occupancy levels over the entire period.
c) Realized annual rent per occupied square foot is computed by dividing annualized rental income, net of discounts, by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, bad debt costs, credit card fees and other costs that reduce rental income from the contractual amounts due. Realized annual rent per occupied square foot excludes late charges and administrative fees collected and it is presented because we believe it is useful in evaluating our operations.
d) Annualized rental income per available square foot ("REVPAF") represents annualized rental income, net of discounts, divided by total available net rentable square feet. REVPAF excludes late charges and administrative fees collected. REVPAF is presented because we believe it is useful in evaluating our operations.
e) In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts, and excludes late charges and administrative fees.

The growth in rental income in 2006 will depend upon various factors, including our ability to maintain high occupancy levels, and increase rental rates charged to both new and existing customers. The following table summarizes additional selected financial data with respect to our Same Store facilities:

                                                                     Three Months Ended
                                                ---------------------------------------------------------
                                                  March 31        June 30     September 30    December 31    Full Year
                                                ------------    -----------   ------------   ------------   ------------
Media advertising expense (in 000's):
  2004.....................................     $    3,290      $    1,956     $    1,988     $   3,060      $   10,294
  2005.....................................     $    3,522      $    2,940     $    2,309     $   2,141      $   10,912
REVPAF:
  2004.....................................     $     9.77      $    10.06     $    10.31     $   10.27      $    10.10
  2005.....................................     $    10.25      $    10.51     $    10.77     $   10.75      $    10.57
Weighted average realized annual rent per
occupied square foot for the period:
  2004.....................................     $    10.90      $    10.99     $    11.22     $   11.31      $    11.10
  2005.....................................     $    11.41      $    11.41     $    11.74     $   11.88      $    11.62
Weighted average square foot occupancy levels
for the period:
  2004.....................................          89.7%           91.5%          91.9%         90.8%           91.0%
  2005.....................................          89.9%           92.1%          91.7%         90.5%           91.0%


EFFECTS OF HURRICANES:
----------------------

As previously reported, in August 2005, all eight of our facilities located in New Orleans were damaged as a result of Hurricane Katrina. All of the facilities were closed for operations for several weeks following the hurricane; however, all but three of these facilities have since reopened. Two of the three facilities that remain closed will not be able to reopen at all without substantial restoration and repair work.

During the quarter ended December 31, 2005, our net operating income (before depreciation) for these eight facilities was $494,000 compared to $1,116,000 for the same period last year, a reduction of $622,000 or 56%. For the year ended December 31, 2005, net operating income (before depreciation) was $3,005,000 as compared to $4,013,000 for the same period in 2004, a decrease of $1,008,000 or 25%. Included in the caption "Casualty Loss" for the quarter and year ended December 31, 2005 is estimated business interruption income approximating $675,000, representing our estimated recovery from our insurers for loss of business through December 31, 2005.

Notwithstanding that five of our facilities in New Orleans are currently operating, we believe that the indirect economic effects of the hurricane on the city may have a negative impact on our facilities' operating results and are expected to continue for an indeterminate time period.

On October 24, 2005, Hurricane Wilma struck Southern Florida, where we sustained damage to 74 of our facilities. All of our facilities, including the damaged facilities, were placed back into operation soon after and the impact to our operating results for the fourth quarter of 2005 was not significant.

We have third-party insurance coverage, subject to certain deductibles, that covers restoration of physical damage to our facilities. We also have business interruption insurance, subject to certain deductibles, that principally covers loss of income due to units being offline as a result of physical damage. Loss of income occasioned entirely by indirect economic effects is generally not covered.

We estimate that the aggregate cost to restore our facilities damaged in these hurricanes will be approximately $10.7 million. We expect our insurers to pay for approximately $3.5 million of these costs. We recorded a casualty loss with respect to the damage to our self-storage facilities amounting to approximately $2,592,000 during the year ended December 31, 2005, which represents the excess of the net book value of assets damaged over the insurance proceeds we expect to receive. We recorded similar casualty losses during the year ended December 31, 2004 of $1,250,000.

The above estimates are subject to change as we and our insurers (i) more fully evaluate the extent of physical damage, which may not be fully determinable until commencement of demolition, (ii) develop detailed restoration plans and
(iii) evaluate the impact of local conditions in the building labor and supplies markets on restoration costs. In addition, we have not yet determined whether restoration of the two most significantly damaged facilities in New Orleans will be economically viable; however, if we did not restore these facilities we could apply the insurance proceeds towards the development of facilities in other locations.

Our tenant insurance subsidiary reinsures policies against claims for losses to goods stored by tenants in our facilities, for tenants who elect such coverage. Included in cost of operations for tenant reinsurance for the fourth quarter of 2005 is $500,000 ($1,000,000 for the year ended December 31, 2005) in estimated losses with respect to tenant claims as a result of damage sustained from the impact of both Hurricanes Katrina and Wilma. During 2004, we recorded $1.5 million for estimated losses from tenant claims for the series of hurricanes that occurred during the third quarter of 2004.

DEVELOPMENT, ACQUISITION AND DISPOSITION ACTIVITIES:
----------------------------------------------------

During the fourth quarter of 2005, we opened three newly developed facilities at a cost of $20.9 million containing 204,000 net rentable square feet. We also completed five projects whereby we converted space at former containerized storage facilities into self-storage space at a total cost of $10.0 million, adding an aggregate 386,000 net rentable square feet of self-storage space. Additionally, four expansion projects added 190,000 net rentable square feet at a cost of $12.4 million.

At December 31, 2005, there were 62 projects that were either under construction or were expected to begin construction generally within the next year, comprised of four newly developed self-storage facilities (338,000 net rentable square feet) with a total estimated cost of $61.2 million, 51 projects (3,020,000 net additional rentable square feet) which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $240.3 million, and seven projects (553,000 net rentable square feet) to convert space at former containerized storage facilities into self-storage space for a total estimated cost of $21.7 million. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

During the fourth quarter of 2005, we acquired 11 facilities from third parties, with an aggregate of 920,000 net rentable square feet, for an aggregate cost of approximately $130 million in cash. These acquisitions were funded entirely by us.

In addition to the facilities acquired in the quarter ended December 31, 2005, between January 1 and February 6, 2006 we acquired two additional facilities with 112,000 net rentable square feet for approximately $14 million including assumption of debt on one of these facilities totaling $4.6 million. At February 6, 2006, we are under contract to acquire seven additional facilities (total approximate net rentable square feet of 527,000) at an aggregate cost of approximately $67 million. We anticipate that these acquisitions will be funded entirely by us. Each of these contracts is subject to significant contingencies, and there is no assurance that any of these facilities will be acquired.

On August 5, 2005 we acquired the third party institutional investor's partnership interest in PSAC Storage Investors, LLC for approximately $41.4 million in cash. The institutional investor along with Mr. Hughes, the Company's Chairman of the Board, were partners in PSAC Storage Investors, LLC, a partnership that owned an interest in our consolidated development joint venture. As a result of the acquisition, we began consolidating the accounts of PSAC Storage Investors, LLC, during the third quarter of 2005. In addition, the acquisition allowed us to terminate the partnership and the development joint venture as of November 17, 2005, and on that date we acquired Mr. Hughes' interest in PSAC Storage Investors, LLC for approximately $64.5 million, pursuant to the terms of the partnership agreement.

ISSUANCE AND REDEMPTION OF PREFERRED SECURITIES:
------------------------------------------------

On November 29, 2005, we called for redemption our 8.60% Cumulative Preferred Stock, Series Q with a redemption value of $172,500,000, plus accrued dividends. These shares were subsequently redeemed on January 19, 2006. We recognized EITF Topic D-42 charges totaling $5,634,000 for the three months ended December 31, 2005 with respect to this redemption.

On December 12, 2005, we issued 4,000,000 depositary shares, with each depositary share representing 1/1,000 of a share of 7.00% Cumulative Preferred Stock, Series G. The offering resulted in $100 million of gross proceeds.

On January 19, 2006, we issued 4,000,000 depositary shares, with each depositary share representing 1/1,000 of a share of 6.95% Cumulative Preferred Stock, Series H. The offering resulted in $100 million of gross proceeds. On January
27, 2006, we issued an additional 200,000 depository shares, with each depositary share representing 1/1,000 of a share of our 6.95% Cumulative Preferred Stock, Series H resulting in $5 million of gross proceeds.

COMMON STOCK ACTIVITY:
----------------------

As previously reported, the Board of Directors has authorized the repurchase of up to 25,000,000 shares of the Company's common stock. As of June 30, 2005, we have repurchased a total of 22,201,720 shares of our common stock. No additional shares were repurchased between July 1, 2005 and February 6, 2006.

FOURTH QUARTER AND YEAR END CONFERENCE CALL:
--------------------------------------------

A conference call is scheduled for Tuesday, February 7, 2006 at 7:30 a.m. (PST) to discuss the fourth quarter and year end 2005 earnings results. The participant toll free number is (877) 516-1540 (conference ID number 4983877). A simultaneous audio web cast may be accessed by using the link at
www.publicstorage.com under "Corporate Information, Investor Relations" (conference ID number 4983877). A replay of the conference call may be accessed through February 14, 2006 by calling (800) 642-1687 or by using the link at www.publicstorage.com under "Corporate Information, Investor Relations." Both forms of replay utilize conference ID number 4983877.

ABOUT PUBLIC STORAGE, INC.:
---------------------------

Public Storage, Inc., an S&P 500 company, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. The Company's self-storage properties are located in 37 states. At December 31, 2005 the Company had interests in 1,501 storage facilities with approximately 92 million net rentable square feet.

Additional information about Public Storage, Inc. is available on our website, www.publicstorage.com
---------------------

FORWARD LOOKING STATEMENTS:
---------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in subsequent reports on Form 10-Q and Form 8-K. These risks include, but are not limited to, the following: changes in general economic conditions and in the markets in which Public Storage operates; the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at our facilities; difficulties in Public Storage's ability to evaluate, finance and integrate acquired and developed properties into its existing operations and to fill up those properties, which could adversely affect Public Storage's profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase our expenses and reduce cash available for distribution; consumers' failure to accept the containerized storage concept which would reduce our profitability; difficulties in raising capital at reasonable rates, which would impede Public Storage's ability to grow; delays in the development process, which could adversely affect profitability; economic uncertainty due to the impact of war or terrorism could adversely affect its business plan; and risks related to Public Storage's proposal to acquire Shurgard Storage Centers, Inc. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

Additional financial data attached.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA
                                   (Unaudited)

                                                              Three Months Ended                Year Ended
                                                                 December 31,                  December 31,
                                                         ---------------------------- ------------------------------
                                                              2005          2004           2005            2004
                                                         -------------  ------------- -------------   --------------
                                                                    (In thousands, except per share data)
Revenues:
    Rental income:
      Self-storage facilities (a)......................   $   245,650   $    224,289   $   952,284      $  862,809

      Commercial properties (a)........................         2,867          2,686        11,560          10,750
      Containerized storage facilities (a).............         4,192          4,256        16,497          19,355
    Ancillary operations (b)...........................        15,383         14,285        64,173          60,996
    Interest and other income..........................         5,470          1,902        16,447           5,391
                                                         -------------  ------------- -------------   --------------
                                                              273,562        247,418     1,060,961         959,301
                                                         -------------  ------------- -------------   --------------
Expenses:
    Cost of operations:
      Self-storage facilities (a)......................        78,490         76,727       320,919         300,680
      Commercial properties (a)........................         1,156          1,128         4,448           4,328
      Containerized storage facilities (a).............         3,194          3,033        12,886          11,774
      Ancillary operations (b).........................         8,248          9,704        40,378          45,487
    Depreciation and amortization......................        52,261         47,616       196,397         183,063
    General and administrative.........................         4,225          2,830        21,115          18,813
    Interest expense...................................         2,288            660         8,216             760
                                                         -------------  ------------- -------------   --------------
                                                              149,862        141,698       604,359         564,905
                                                         -------------  ------------- -------------   --------------
 Income from continuing operations before equity in
   earnings of real estate entities and minority
   interest in income.................................        123,700        105,720       456,602
                                                                                                           394,396
 Equity in earnings of real estate entities  (d)......          4,501         10,918        24,883          22,564
 Casualty loss........................................         (1,721)             -        (1,917)         (1,250)
Minority interest in income:
 Allocable to preferred minority interests:
    Based upon ongoing distributions...................        (3,591)        (5,516)      (16,147)        (22,423)
    Special distribution and EITF Topic D-42 allocation
    (c)................................................             -              -          (874)        (10,063)
 Other partnership interests ..........................        (2,705)        (4,499)      (15,630)        (17,427)
                                                         -------------  ------------- -------------   --------------
Income from continuing operations......................       120,184        106,623       446,917         365,797
    Gain on disposition of real estate.................         3,188             31         3,099           1,317
    Discontinued operations (a)........................             -            617         6,377            (901)
                                                         -------------  ------------- -------------   --------------
Net income                                                $   123,372        107,271   $   456,393      $  366,213
                                                         =============  ============= =============   ==============
Net income allocation:
----------------------
    Allocable to preferred shareholders:
      Based on distributions paid......................   $    46,731    $    40,632   $     173,017    $   157,925
      Based on redemptions of preferred stock..........         5,634          1,929          7,538           8,724
    Allocable to equity shareholders, Series A.........         5,356          5,375         21,443          21,501
    Allocable to common shareholders...................        65,651         59,335        254,395         178,063
                                                         -------------  ------------- -------------   --------------
                                                          $   123,372    $   107,271   $    456,393     $   366,213
                                                         =============  ============= =============   ==============
Per common share:
    Net income per share - Diluted.....................   $      0.51    $      0.46   $       1.97     $      1.38
                                                         =============  ============= =============   ==============
    Net income per share - Basic.......................   $      0.51    $      0.46   $       1.98     $      1.39
                                                         =============  ============= =============   ==============
    Weighted average common shares - Diluted...........       128,743        129,088        128,819         128,681
                                                         =============  ============= =============   ==============
    Weighted average common shares - Basic.............       128,063        128,438        128,159         127,836
                                                         =============  ============= =============   ==============


(a) The historical operations of a self-storage facility that was condemned in July 2005, a commercial facility that we sold in 2004, and the historical operations of the containerized storage facilities that we have closed are included in "Discontinued operations." Discontinued operations includes a gain on sale of non-real estate assets previously used by the discontinued containerized storage operations totaling approximately $1,143,000 during the year ended December 31, 2005. Discontinued operations for the year ended December 31, 2005, includes a gain of $5,180,000 relating to the condemnation of a self-storage facility pursuant to an eminent domain proceeding.
(b) Ancillary operations include tenant reinsurance, merchandise sales, and truck rentals at our self-storage facilities, as well as management of facilities owned by third-party owners and facilities owned by the Unconsolidated Entities.

(c) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units. In accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued. As previously reported, in the first quarter of 2004 the holders of $200 million of the Series N preferred units agreed, in exchange for a special distribution of $8.0 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8.0 million special distribution was reflected as minority interest in income for the year ended December 31, 2004, along with $2,063,000 in costs incurred when the $200 million in units were originally issued, in accordance with EITF Topic D-42. The ongoing distributions reflect a partial period for the time the units were outstanding during each period.
(d) Included in equity in earnings for the twelve months ended December 31, 2005 and 2004, is our share of PSB's EITF Topic D-42 charges totaling approximately $131,000 and $2,171,000, respectively (none during either of the three month periods then ended).

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA


                                                                         December 31,         December 31,
                                                                             2005                 2004
                                                                    -------------------    -----------------
                                                                        (Unaudited)
                                                                       (In thousands, except share and per
                                                                                   share data)

                              ASSETS
Cash and cash equivalents ....................................         $      493,501       $      366,255
Operating real estate facilities:
   Land and building, at cost.................................              5,930,484            5,510,750
   Accumulated depreciation...................................             (1,500,128)          (1,320,200)
                                                                    -------------------    -----------------
                                                                            4,430,356            4,190,550
Construction in process.......................................                 54,472               56,160
                                                                    -------------------    -----------------
                                                                            4,484,828            4,246,710
Investment in real estate entities............................                328,555              341,304
Goodwill......................................................                 78,204               78,204
Intangible assets, net........................................                 98,081              104,685
Other assets..................................................                 69,317               67,632
                                                                    -------------------    -----------------
       Total assets...........................................         $    5,552,486       $    5,204,790
                                                                    ===================    =================
               LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable.................................................         $      113,950       $      129,519
Debt to joint venture partner.................................                 35,697               16,095
Preferred stock called for redemption.........................                172,500               54,875
Accrued and other liabilities.................................                159,360              145,431
                                                                    -------------------    -----------------
       Total liabilities......................................                481,507              345,920

Minority interest - preferred.................................                225,000              310,000
Minority interest - other.....................................                 28,970              118,903

Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares
   authorized,
------------------------------------------------------------------
   1,698,336 shares issued (in series) and outstanding (3,980,186 at
   December 31, 2004), at liquidation preference:
     Cumulative Preferred Stock, issued in series.............              2,498,400            2,102,150
   Common Stock, $0.10 par value, 200,000,000 shares authorized,
     128,089,563 shares issued and outstanding (128,526,450 at
     December 31, 2004).......................................                 12,809               12,853
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares authorized, 8,744.193 shares issued and outstanding
     (8,776.102 at December 31, 2004) ........................                      -                    -
   Paid-in capital............................................              2,430,671            2,457,568
   Cumulative net income......................................              3,189,266            2,732,873
   Cumulative distribution paid...............................             (3,314,137)          (2,875,477)
                                                                    -------------------    -----------------
     Total shareholders' equity...............................              4,817,009            4,429,967
                                                                    -------------------    -----------------
       Total liabilities and shareholders' equity.............         $    5,552,486       $    5,204,790
                                                                    ===================    =================

                             Selected Financial Data
                    Computation of Funds from Operations (a)
                                   (Unaudited)


                                                                     Three Months Ended               Year Ended
                                                                        December 31,                  December 31,
                                                                 ---------------------------  ------------------------
                                                                      2005          2004          2005          2004
                                                                 -------------  ------------  ------------ -----------
                                                                      (Amounts in thousands, except per share data)
Computation of Funds from Operations (FFO) allocable to Common
Stock
Net income.....................................................   $   123,372   $  107,271    $   456,393  $  366,213
    Add back - depreciation and amortization...................        52,261       47,616        196,397     183,063

    Add back - depreciation and amortization included in
        Discontinued Operations................................             -          109             88       1,282

    Add back - our pro rata share of depreciation from equity
        investments............................................         9,160        8,665         35,425      33,720
    Eliminate - depreciation with respect to non-real estate              (56)        (996)        (1,789)     (4,252)
        assets.................................................
    Eliminate - our pro rata share of gain on sale of real
        estate included in equity of earnings of real estate
        entities...............................................          (694)      (6,653)        (7,858)     (6,715)
    Eliminate - gain on sale of real estate....................        (3,188)         (31)        (3,099)     (1,317)
    Eliminate - gain on sale of real estate assets included in
        discontinued operations................................             -         (971)        (5,180)       (971)
    Add back - minority interest share of income...............         6,296       10,015         32,651      49,913
                                                                 -------------  ------------  ------------ -----------
Consolidated FFO...............................................       187,151      165,025        703,028     620,936
Allocable to preferred minority interest:
    Based upon ongoing distributions (b).......................        (3,591)      (5,516)       (16,147)    (22,423)
    Special distribution and EITF Topic D-42 allocation (b)....             -            -           (874)    (10,063)
Allocable to minority interest - other partnership interests...        (2,711)      (5,694)       (18,782)    (23,473)
                                                                 -------------  ------------  ------------ -----------
Remaining FFO allocable to our shareholders....................       180,849      153,815        667,225     564,977
Less: allocations to preferred and equity stock shareholders:
    Preferred shareholder distributions........................       (46,731)     (40,632)      (173,017)   (157,925)
    Issuance costs on redeemed preferred shares................        (5,634)      (1,929)        (7,538)     (8,724)
    Equity Stock, Series A distributions.......................        (5,356)      (5,375)       (21,443)    (21,501)
                                                                 -------------  ------------  ------------ -----------
Remaining FFO allocable to our common shareholders (a).........   $   123,128   $  105,879    $   465,227  $  376,827
                                                                 =============  ============  ============ ===========
Weighted average common shares outstanding:
    Common shares outstanding..................................       128,063      128,438        128,159     127,836
    Weighted average stock options and restricted stock units
    outstanding using treasury method..........................           680          650            660         845
                                                                 -------------  ------------  ------------ -----------
Weighted average common shares for purposes of computing
fully-diluted FFO per common share.............................       128,743      129,088        128,819     128,681
                                                                 =============  ============  ============ ===========
FFO  per common share (a) (c)...................................  $      0.96   $     0.82    $      3.61  $    2.93
                                                                 =============  ============  ============ ===========

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of the performance of a REIT. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units, and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units and, in accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued. As previously reported, in the first quarter of 2004 the holders of $200 million of the Series N preferred units agreed, in exchange for a special distribution of $8.0 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8.0 million special distribution was reflected as minority interest in income for the year ended December 31, 2004, along with $2,063,000 in costs incurred when the $200 million in units were originally issued, in accordance with EITF Topic D-42. The ongoing distributions reflect a partial period for the time the units were outstanding during each period.

(c) FFO per common share for the year ended December 31, 2005 was positively impacted by a gain on sale of non-real estate assets previously used by our discontinued containerized storage business totaling approximately $1,143,000 or $0.01 per common share.

                              Public Storage, Inc.
                             Selected Financial Data
               Computation of Funds Available for Distribution (b)
                                   (Unaudited)


                                                                 Three Months Ended             Year Ended
                                                                    December 31,               December 31,
                                                              ------------------------  -------------------------
                                                                 2005          2004         2005          2004
                                                              -----------  -----------  ------------  -----------
                                                                             (Amounts in thousands)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to our common shareholders (a).............     $  123,128   $  105,879    $  465,227   $  376,827
Add: Stock-based compensation expense....................          1,179          848         4,758        2,963
Impact of application of EITF Topic D-42.................          5,634        1,929         8,412       10,787
EITF Topic D-42 charges included in equity in earnings of
real estate entities.....................................              -          -             131        2,171
Less: Capital expenditures to maintain facilities........        (12,604)     (15,571)      (25,890)     (35,868)
                                                              -----------  -----------  ------------  -----------
Funds available for distribution ("FAD") (b).............     $  117,337   $   93,085    $  452,638   $  356,880
                                                              ===========  ===========  ============  ===========
Distribution to common shareholders......................     $   64,378   $   58,360    $  244,200   $  230,834
                                                              ===========  ===========  ============  ===========
Distribution payout ratio (b)............................            55%          63%           54%          65%
                                                              ===========  ===========  ============  ===========


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of the performance of a REIT. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) the non-cash portion of stock-based compensation expense, and 3) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures. The distribution payout ratio is computed by dividing the distribution paid to common shareholders by FAD. FAD is presented because many analysts consider it to be a measure of the performance of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

                              Public Storage, Inc.
                             Selected Financial Data
          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-Storage Rental Income and Cost of Operations
                                   (Unaudited)


                                                             Three Months Ended              Year Ended
                                                                December 31,                December 31,
                                                        --------------------------- ----------------------------
                                                             2005          2004          2005           2004
                                                        -------------  ------------ -------------  -------------
                                                                         (Amounts in thousands)

Revenues for the 1,260 Same Store facilities.........    $   206,288   $   196,420   $   811,040    $   773,185

Revenues for non-Same Store facilities (a): Development
    facilities (year opened):
       2001 and 2002.................................          5,614         5,167        21,745         19,050
       2003..........................................          3,379         2,799        12,789          8,705
       2004..........................................          1,577           688         5,336          1,234
       2005..........................................            260             -           464              -
    Acquisition facilities (year acquired):
       2004..........................................          8,030         4,610        30,406          4,705
       2005..........................................          4,660             -         9,285              -
    Expansion facilities.............................         11,297        10,742        44,280         41,695
    Combination facilities...........................          4,545         3,863        16,939         14,235
                                                        -------------  ------------ -------------  -------------
Consolidated self-storage revenues (b).................  $   245,650   $   224,289   $   952,284    $   862,809
                                                        =============  ============ =============  =============


Cost of operations for the 1,260 Same Store facilities.  $    65,041   $    67,345   $   267,969    $   266,544

Cost of operations for non-Same Store facilities (a):
    Development facilities (year opened):
       2001 and 2002.................................          1,913         1,630         7,806          7,464
       2003..........................................            925           487         4,071          3,788
       2004..........................................            365           357         2,068          1,149
       2005..........................................            264             -           568              -
    Acquisition facilities (year acquired):
       2004..........................................          3,270         1,503        12,632          1,606
       2005..........................................          2,002             -         4,148              -
    Expansion facilities.............................          3,392         3,866        15,332         14,430
    Combination facilities...........................          1,318         1,539         6,325          5,699
                                                        -------------  ------------ -------------  -------------
Consolidated self-storage cost of operations (b).......  $    78,490   $    76,727   $   320,919    $   300,680
                                                        =============  ============ =============  =============


(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2003 through December 31, 2005, or because we acquired these facilities from third parties after December 31, 2002.

(b) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.